As Filed with the Securities and Exchange Commission on January 20, 2006
Post Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-60321)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Action Performance Companies, Inc.
(Exact name of registrant as specified in its charter)

Arizona (State or other jurisdiction of incorporation or organization)	86-0704792 (I.R.S. Employer Identification No.)

1480 South Hohokam Drive Tempe, Arizona (Address of Principal Executive Offices)	85281 (Zip Code)
1998 Non-Qualified Stock Option Plan

(Full title of the plan)
Tommy Warlick
Secretary
1480 South Hohokam Drive
Tempe, Arizona 85281

(Name and address of agent for service)
(602) 445-8000

(Telephone number, including area code, of agent for service)

DEREGISTRATION OF SHARES
     Effective immediately upon the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement (Registration No. 333-60321) (the “Registration Statement”), Action Performance Companies, Inc. (the “Registrant”) hereby deregisters 301,006 shares previously registered for sale under the Action Performance Companies, Inc. 1998 Non-Qualified Stock Option Plan (the “Plan”). The deregistered shares represent shares subject to options granted under the Plan that expired, were canceled or terminated without having been exercised. On December 1, 2005, the Registrant held a special meeting of shareholders at which Registrant shareowners approved and adopted the Agreement and Plan of Merger, dated as of August 29, 2005, among SMISC, LLC, Motorsports Authentics, Inc. and the Registrant (the “Merger”), and the transactions contemplated thereby. The Merger became effective following the filing of a Certificate of Merger with the Secretary of State of the State of Arizona on December 9, 2005 (the “Effective Time”).
     As a result of the Merger, at the Effective Time, all outstanding shares of common stock of the Registrant were cancelled and such shares, together with certain outstanding options and warrants, were converted into the right to receive the merger consideration in accordance with the terms and conditions of the Agreement and Plan of Merger. The Registrant has terminated all offerings of common stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Registrant’s common stock which remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of common stock registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on January 20, 2006.

ACTION PERFORMANCE COMPANIES, INC.
By:	/s/ DAVID M. RIDDIFORD
David M. Riddiford
Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed on January 20, 2006 by the following persons in the capacities indicated.

Signature	Title

/s/ MARCUS G. SMITH	Co-President, Director
(Marcus G. Smith)

/s/ LESA FRANCE KENNEDY	Co-President, Director
(Lesa France Kennedy)

/s/ DAVID M. RIDDIFORD	Treasurer
(David M. Riddiford)

/s/ JOHN R. SAUNDERS	Director
(John R. Saunders)

/s/ MARK M. GAMBILL	Director
(Mark M. Gambill)

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